Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Second Quarter Financial Results

Fairfield, Calif. (March 1, 2005) — Copart, Inc. (NASDAQ: CPRT) the largest provider of vehicle salvage disposition services in the United States, today reported results for the second quarter ended January 31, 2005.

During the second quarter ended January 31, 2005, Copart earned net income of $23.6 million on revenues of $110.0 million.  In the same period last year the company earned $17.4 million on revenues of $92.6 million.  These represent increases in net income and revenue of 36% and 19%, respectively.  Fully diluted earnings per share (EPS) for the quarter was $.25 compared to $.19 last year, an increase of 32%.

For the first six months of fiscal 2005, Copart earned net income of $46.2 million on revenues of $214.1 million.  In the same period last year the company earned $32.6 million on revenues of $184.1 million.  These represent increases in net income and revenue of 42% and 16%, respectively.  Fully diluted earnings per share (EPS) for the six months was $.50 compared to $.36 last year, an increase of 39%.

During this quarter same store sales, sales from stores owned or open more than twelve months, increased by 18%.

Sales of vehicles during the second quarter, to buyers outside the state where the vehicle is located, accounted for 47% of total vehicles sold; 25% were sold out of state and 22% were sold out of country.   This is up 15% from the same period last year.   We believe the growth in out of state and international buyers is due to Copart’s proprietary auction technology and software, VB2, which creates a virtual selling marketplace, allowing buyers with internet access to bid on vehicles from any point in the world.

On Wednesday, March 2, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrsdzlrdvlrzzz. A replay of the call will be available through March 8, 2005 by calling (888) 203-1112.  Use confirmation code #7013242.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles, principally to licensed dismantlers, rebuilders and used vehicle dealers, through Internet auctions utilizing its proprietary VB2 technology.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 110 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws.  Our actual results could differ materially from those projected in these forward-looking statements as a result of a number of factors, many of which are outside our control.   Our VB² Internet sales model was introduced on a company-wide basis during the prior fiscal year and may not continue to have a favorable impact on our results of operations in future periods.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Factors That May Effect Future Results” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We encourage investors to review these disclosures carefully.

Contact:                           Simon Rote, Vice President of Finance

(707) 639-5000

Copart, Inc.

Consolidated Statements of Income — 1

(Dollars in thousands, except per share data)

	Three Months Ended January 31,
	2005	2004

Revenues	$110,015	$92,635

Operating costs and expenses:
Yard and fleet	54,536	50,142
General and administrative	11,260	8,591
Depreciation and amortization	7,595	8,082
Total operating expenses	73,391	66,815
Operating income	36,624	25,820

Other income (expense):
Interest income, net	1,038	293
(Loss)/gain on sale of fleet vehicles	(109)	1,948
Other income	932	647
Total other income	1,861	2,888
Income before income taxes	38,485	28,708

Income taxes	14,932	11,340
Net income	$23,553	$17,368

Basic net income per share	$.26	$.20

Weighted average shares outstanding	90,123	89,024

Diluted net income per share	$.25	$.19

Weighted average shares and dilutive potential common shares outstanding	93,121	91,485

Copart, Inc.

Consolidated Statements of Income — 2

(Dollars in thousands, except per share data)

	Six Months Ended January 31,
	2005	2004

Revenues	$214,124	$184,101

Operating costs and expenses:
Yard and fleet	107,261	101,804
General and administrative	19,972	16,709
Depreciation and amortization	15,200	15,481
Total operating expenses	142,433	133,994
Operating income	71,691	50,107

Other income:
Interest income, net	1,817	587
Gain on sale of fleet vehicles	17	1,948
Other income	2,001	1,258
Total other income	3,835	3,793
Income before income taxes	75,526	53,900

Income taxes	29,304	21,291
Net income	$46,222	$32,609

Basic net income per share	$.51	$.37

Weighted average shares outstanding	90,102	89,258

Diluted net income per share	$.50	$.36

Weighted average shares and dilutive potential common shares outstanding	92,889	91,322

Copart, Inc.

Consolidated Balance Sheets — 3

(in thousands, except share data)

	January 31, 2005	July 31, 2004

ASSETS
Current assets:
Cash and marketable securities	$206,305	$178,320
Accounts receivable, net	99,706	81,633
Vehicle pooling costs	28,706	23,966
Prepaid expenses and other assets	6,972	5,437
Equipment held for sale	478	3,755
Total current assets	342,167	293,111
Land purchase options and other assets	6,540	6,613
Property and equipment, net	267,608	257,667
Intangibles, net	2,214	2,941
Goodwill	112,691	112,691
Total assets	$731,220	$673,023

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$48,129	$44,080
Deferred revenue	13,880	9,721
Income taxes payable	4,976	3,819
Deferred income taxes	6,782	5,438
Other current liabilities	149	165
Total current liabilities	73,916	63,223
Deferred income taxes	6,091	6,355
Other liabilities	1,086	1,182
Total liabilities	81,093	70,760
Commitments and contingencies

Shareholders’ equity:
Common stock, no par value – 180,000,000 shares authorized; 90,156,116 and 90,075,843 shares issued and outstanding at January 31, 2005 and July 31, 2004, respectively	268,760	267,276
Accumulated other comprehensive income	253	95
Retained earnings	381,114	334,892
Total shareholders’ equity	650,127	602,263
Total liabilities and shareholders’ equity	$731,220	$673,023